Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT

This Amended and Restated Executive Retention Agreement is entered into by and between i2 Technologies, Inc. (the “Company”), and Pallab Chatterjee (the “Executive”), as of the 23rd day of May, 2008.

WHEREAS, the Executive is currently a party to an executive retention agreement with the Company dated February 25, 2008 (the “Prior Agreement”).

WHEREAS, the Compensation Committee of the Company, (the “Committee”), has determined that it is in the best interests of the Company and its shareholders to provide certain benefits to the Executive in the event of the Executive’s termination of employment following a Change in Control (as defined below) to assure that the Company will have the continued dedication of the Executive through a Change in Control.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Term: This Agreement shall be effective as of February 25, 2008 and shall continue until February 25, 2010 (such initial term together with any extensions thereof, the “Term”). On February 25 of each succeeding calendar year, the Term shall, without any action by the Company or the Committee, automatically be extended for one (1) additional year.

2. Employment At Will: Employment with the Company is at-will. The Company may unilaterally terminate the Executive’s employment with or without Cause or in the event of the Executive’s Disability. The Executive may terminate his or her employment with or without Good Reason and the Executive’s employment will automatically terminate upon the Executive’s death. Any termination of Executive’s employment by the Company or by the Executive during the Term shall be communicated by a Notice of Termination.

3. Certain Definitions:

(a) A “Change in Control” shall mean a change in the ownership or control of the Company which occurs by reason of any of the following events:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

(iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership

(within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders to accept.

(b) “Code” shall mean the Internal Revenue Code.

(c) “Disability” shall mean the absence of the Executive from the Executive’s full-time duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(d) “Good Reason” shall mean the occurrence of one or more of the following conditions without the consent of the Executive: (A) a material reduction in the scope of the Executive’s duties and responsibilities, (B) a material reduction in the Executive’s base compensation, (C) a material change in the Executive’s principal place of employment or (D) a material breach by the Company of any of its obligations under this Agreement provided that the Executive must (i) provide written notice to the Company of the existence of the act or omission constituting Good Reason within sixty (60) days of the initial existence of such act or omission and (ii) provide the Company with at least thirty (30) days after receipt of such notice to correct such act or omission.

(e) “Separation from Service” means the Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

4. Termination of Employment:

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Executive is Disabled, it may give to the Executive written notice in accordance with Section 14 of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of the Executive’s duties.

(b) Cause. The Company may terminate the Executive’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall be determined by the Committee in exercise of good faith and reasonable judgment and shall mean (i) a material violation of Company policy or a material breach by the Executive of the Executive’s duties and obligations (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on the Executive’s part, committed in bad faith or without reasonably belief that the action or inaction that constitutes such breach is in the best interests of the Company, and, if subject to being effectively remedied, is not remedied in a reasonable period of time (specified by the

Company) after receipt of written notice from the Company specifying such breach of violation (“Notice of Breach”); or (ii) the conviction of the Executive of a felony.

If the Company delivers a Notice of Breach to the Executive describing the situation to be remedied and Executive fails to remedy such violation or breach within 60 days, then a Notice of Termination delivered to the Executive subsequent to the Notice of Breach shall become effective in accordance with the provisions specified below.

(c) Notice of Termination: Any termination by the Company for Cause, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date of such notice (with such date to be not more than thirty (30) days after the giving of such notice, except that in the event of a termination by the Executive for Good Reason, such date shall in no event be prior to the expiration of the applicable cure period provided to the Company). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances that supports as showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from later asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. The Company may not terminate the Executive’s employment for Cause after the Executive has delivered a Notice of Termination for Good Reason (or in the case following a Change in Control, for any reason), nor may the Executive terminate employment with Company for Good Reason (or in the case following a Change in Control, for any reason) after Company has delivered a Notice of Termination to the Executive.

5. Date of Termination: “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination; (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Executive terminates employment for Good Reason, the date specified in the Notice of Termination in accordance with Section 3(d).

6. Obligations of the Company upon Certain Terminations: In the event that (i) the Company unilaterally terminates the Executive’s employment other than for Cause, (ii) the Executive terminates employment for Good Reason or (iii) the Executive terminates employment for any reason following a Change in Control, the Company shall pay the Executive the following payments and benefits:

(a) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x)

the annual target bonus (if any) for the year in which such Date of Termination occurs and (y) a fraction, the numerator or which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, to the extent not therefore paid.

(b) The Company shall pay to the Executive a severance payment in an amount equal to one (1) times the sum of (x) the Executive’s annual base salary in effect on the Date of Termination and (y) the annual target bonus (if any) for the year in which the Date of Termination occurs, subject to reduction as set forth in Section 9. Subject to Section 12, such benefit shall be paid in one lump sum within sixty (60) days after the Executive’s Separation from Service from the Company and such payment shall be subject to the Company’s collection of all applicable withholding taxes.

(c) The Corporation shall pay to the Executive an amount equal to the cost that would be incurred by the Executive if the Executive elected continued health care coverage for the Executive and his spouse and other eligible dependents under Section 4980B of the Code and the regulations thereunder for a period of twelve (12) months measured from the Date of Termination. Such payment shall be made in a lump sum within sixty (60) days after the Executive’s Separation from Service.

7. Accelerated Vesting of Equity Awards: In the event that (i) the Company unilaterally terminates the Executive’s employment other than for Cause, (ii) the Executive terminates employment for Good Reason or (iii) the Executive terminates employment for any reason following a Change in Control, , all outstanding equity awards held by the Executive at the time of such termination shall fully vest. Any accelerated vesting under this Section 7 shall be subject to the limitations set forth in Section 9 and Section 12.

8. General Release of Claims required under Termination: Upon receipt of any payments or benefits under Section 6, the Executive knowingly and voluntarily releases and forever discharges the Company and its subsidiaries, officers, directors, employees and agents which shall release all claims, known and unknown, the Executive may have relating to the Executive’s employment with the Company (or any subsidiary) other than claims relating to any benefits under this Agreement, and such release must become effective and enforceable following the expiration of any applicable revocation period under federal or state law.

9. Limitation of Benefits.

(a) In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or other affiliated company) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Code, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company). All calculations required under this Section 9 shall be performed by the Company’s independent registered public accounting firm.

(b) Should a reduction in benefits be required to satisfy the benefit limit of this Section 9, then the aggregate dollar amount of the salary and target bonus payments otherwise due to the Executive under Section 6, shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive’s equity awards pursuant to Section 7 shall be reduced to the extent necessary to eliminate such excess, with the actual awards to be so reduced to be agreed upon by the Committee and the Executive.

10. Non-Competition And Noninterference: The Executive agrees that during the term of his or her employment and for a period of twelve (12) months from the Date of Termination, for whatever reason:

(a) The Executive shall not provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a position that has substantially the same function and /or responsibilities as the position occupied by the Executive at the time of the Executive’s Date of Termination. Nor shall the Executive provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a capacity in which the Employee would be required to use or disclose the Company’s confidential information (whether for the benefit of the Executive or the competitor, or to the detriment of the Company). For the purposes of this covenant a competitor shall mean one of the following businesses: (Oracle, SAP, Manhattan, JDA, or Red Prairie).

(b) The Executive shall not request, advise or suggest to any customer of the Company, nor shall the Employee directly or indirectly assist any other person or entity to request, advise or suggest to any customer of the Company, the customer curtail, cancel or withdraw its business from the Company or that the customer not expand its relationship with the Company.

(c) The Executive shall not directly or indirectly solicit or accept i2-related business or any customer or prospect of the Company with whom the Employee (i) had contact during the Executive’s last twelve (12) months of employment with the Company, or (ii) had access to the Company’s confidential information with respect to the customer or prospect during the last twelve (12) months of employment with the Company.

(d) The Executive shall not induce or solicit any employee of the Company to leave the employ of the Company.

11. Injunctive Relief And Additional Remedy: The Executive acknowledges and agrees that any breach of the terms of Section 10 above would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also acknowledges and agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities action for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 11 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.

12. Delayed Commencement of Benefits: Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Section 6 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 12 shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

13. Compliance with Section 409A: It is the intent of the Company and the Executive that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A.

14. Notices: Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. at the following address:

To the Company:	i2 Technologies, Inc.
11701 Luna Road
Dallas, Texas 75039
Attention: General Counsel

Any notice to the Executive shall be addressed to his home address as set forth at the time in the records of the Corporation.

15. Governing Law: This Agreement shall be governed and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. The Executive agrees to appear before and submit exclusively to the jurisdiction of the state and federal courts located in Dallas County, Texas with respect to any controversy, dispute or claim arising out of or relating to the Agreement. Should any provision of this

Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

16. Severability: Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17. Amendment: This Agreement may not be modified, altered or changed except in writing and signed by the Company and the Executive.

18. Understanding of Terms: The Executive acknowledges that the Executive has read this Agreement completely, has consulted with or had the opportunity to consult with independent legal counsel of his own choice and has been advised to do so by the Company, and fully understands the terms, nature and effect of this Agreement, which the Executive voluntarily executes in good faith. The Executive acknowledges that the Executive has not relied on any representations, promises, or agreements of any kind made to the Executive in connection with the Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

19. Withholding: The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes and other payments as shall be required to be withheld pursuant to any applicable law or regulation.

20. Counterparts: Duplicate copies of this Agreement may be signed, and each copy will be considered an original document, but when taken together, all copies will constitute one Agreement.

21. Entire Agreement: This Agreement together with any agreements evidencing equity awards granted to the Executive pursuant to the i2 Technologies 1995 Stock Option/Stock Issuance Plan or the i2 Technologies, Inc. 2001 Non-Officer Stock Option/Stock Issuance Plan sets forth the entire agreement between the Executive and the Company hereto, and fully supersedes any prior agreements or understandings between the parties including the Prior Agreement, except for (i) the Employee Proprietary Information Agreement together with the invention and non-disclosure agreements contained therein, (ii) and (ii) any applicable arbitration agreement previously executed by the Executive. These enumerated documents or agreements will remain effective, notwithstanding the execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Executive		i2 Technologies, Inc.

By:	/s/ Pallab Chatterjee	By:	/s/ John Harvey
	Pallab Chatterjee		John Harvey
Title: SVP and General Counsel